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                                                                 EXHIBIT 10 (ll)

                              RETIREMENT AGREEMENT

      This RETIREMENT AGREEMENT (the "Agreement") is made as of the 7th day of January, 2003 by and between Presstek, Inc., including its affiliates and subsidiaries (collectively, the "Company"), and Richard A. Williams ("Mr. Williams").

      WHEREAS, Mr. Williams has been employed with the Company as Chief Scientific Officer for several years;

      WHEREAS, Mr. Williams desires to retire from employment with the Company and all officer positions he holds at the Company or its affiliates or subsidiaries; and

      WHEREAS, the Company and Mr. Williams desire to specify the terms and conditions of his retirement.

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the mutual covenants and obligations herein contained, the parties hereto agree as follows.

      1. Employment/Director/Officer Status.

            (a) Retirement Date. Effective as of January 8, 2003 (the "Retirement Date"), Mr. Williams shall retire and resign from (a) his employment with the Company, its affiliates and subsidiaries; (b) his officer position as Chief Scientific Officer of the Company and any other officer positions that he may hold with the Company, its affiliates and subsidiaries; and (c) all duties associated with such positions and status. Simultaneously with the execution of this Agreement, Mr. Williams will execute a letter in the form attached hereto as Exhibit A tendering his resignation from his officer positions with the Company. Mr. Williams will remain as the Chairman of the Board of Directors of the Company (the "Board"), and as a member of the board of directors of Lasertel, Inc., until he resigns from, is removed from, or is not re-elected to, each respective board position.

            (b) Termination of Benefits and Employment Agreement. As of the Retirement Date, Mr. Williams' salary shall cease, and any entitlement he has or might have had under any Company-provided benefit plan, program, contract or practice shall terminate, except as otherwise described below or as otherwise required by law. Also as of the Retirement Date, that certain Employment Agreement dated as of May 25, 2000 between Mr. Williams and the Company shall terminate and shall become null and void (the "Prior Employment Agreement").

            (c) Payments of Accrued Obligations. By the next regularly scheduled pay date after the Retirement Date, the Company will provide Mr. Williams with a check for his final earned, unpaid salary, at the annualized rate of $300,000 that he has been receiving for the 2002 calendar year, and his unused earned time off accrued through the Retirement Date. In addition, provided that within two weeks after his Retirement Date Mr. Williams submits to the Company an expense report and itemized documentation to the Company's satisfaction for all final expenses incurred on behalf of the Company, the Company will reimburse Mr. Williams for such

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expenses within two weeks after he submits such documentation, all to be done in accordance with the Company's expenses-related policies and/or practices.

            (d) No Other Rights. Mr. Williams and the Company acknowledge and agree that other than the Stock Options discussed in Section 2(c) hereof, Mr. Williams is not entitled to any options to purchase, rights to purchase or other rights convertible into the capital stock of the Company and/or any of its subsidiaries or affiliates, or to any securities of, shares of capital stock of, and/or any other form of equity in, the Company and/or any of its subsidiaries or affiliates (collectively, the "Stock Rights"). Mr. Williams and the Company further acknowledge and agree that other than the payments and benefits described in Sections 1 and 2 hereof, Mr. Williams is not entitled to any payments or benefits from the Company or any of its subsidiaries or affiliates. Notwithstanding the foregoing, Mr. Williams and the Company acknowledge and agree that commencing on the Retirement Date, Mr. Williams will be entitled to those benefits generally available to all non-employee directors of the Company.

            (e) Ongoing Obligations. Mr. Williams hereby affirms his ongoing confidentiality, inventions, noncompetition and related obligations pursuant to any agreements he signed in connection with his relationship with the Company, all of which shall remain in effect after the Retirement Date.

      2. Retirement and Severance Benefits.

            (a) Severance. In exchange for and in consideration of Mr. Williams' execution and compliance with this Agreement and in consideration for past services rendered to the Company, the Company will provide Mr. Williams with the following severance payments: (i) for the 2003 calendar year, severance payments at a gross bi-weekly rate of $7692.31, to begin on the first regularly scheduled payroll date in 2003; and (ii) for the 2004 calendar year, severance payments at a gross bi-weekly rate of $3846.15, to begin on the first regularly scheduled payroll date in 2004 (collectively, the "Severance Payments"). Such Severance Payments shall be subject to Mr. Williams' compliance with his obligations set forth in Sections 4, 5, 6 and 7 of this Agreement and subject to the Company's normal payroll practices as may be modified from time to time. In the event that Mr. Williams dies prior to receiving all of the Severance Payments set forth above, the Company will pay those Severance Payments that remain unpaid to the Richard A. Williams Revocable Trust managed by Divine, Millimet and Branch of Manchester, NH.

            (b) COBRA Payments. The Retirement Date shall be the date of the "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for purposes of medical insurance continuation. If Mr. Williams elects to continue medical insurance coverage in accordance with the provisions of COBRA, the Company agrees to pay Mr. Williams' COBRA premiums for two-person coverage for the shorter period of (i) eighteen (18) months following the Retirement Date or (ii) the period from the Retirement Date through the date on which Mr. Williams becomes covered under another group medical insurance plan (such period, the "Coverage Period"), all subject to the terms and conditions set forth in COBRA. After the expiration of such time period, Mr. Williams will be solely


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responsible for any and all payments for any period of continued medical insurance coverage under COBRA. Mr. Williams will receive additional COBRA information under separate cover. In the event that Mr. Williams dies during the Coverage Period, the Company will continue to pay COBRA premiums for the benefit of his spouse for the remainder of the Coverage Period.

            (c) Stock Options. During Mr. Williams' employment with the Company, he was granted the following stock options (collectively, the "Stock Options"):
On August 8, 1994, an non-qualified stock option to purchase 30,000 shares of common stock of the Company (the "1994 Non-Qualified Stock Option"); on August 8, 1994, an incentive stock option to purchase 25,000 shares of common stock of the Company (the "1994 Incentive Stock Option"); on April 6, 1998, a non-qualified stock option to purchase 40,000 shares of common stock of the Company (the "1998 Non-Qualified Stock Option"); on May 25, 2000, a non-qualified stock option to purchase 100,000 shares of common stock of the Company (the "2000 Non-Qualified Stock Option"); on February 25, 2002, a non-qualified stock option to purchase 10,000 shares of common stock of the Company (the "2/25/02 Non-Qualified Stock Option"); and on April 3, 2002, a non-qualified stock option to purchase 50,000 shares of common stock of the Company (the "4/3/02 Non-Qualified Stock Option").

                  (i) In consideration for past services rendered to the Company, the Company agrees to accelerate the vesting of the 2/25/02 Non-Qualified Stock Option so that it is 100% vested; all of the other Stock Options are already fully vested as of the Retirement Date. Accordingly, Mr. Williams shall be 100% vested in each of the Stock Options.

                  (ii) In consideration for past services rendered to the Company, for each Stock Option, the Company further agrees to extend the time period within which Mr. Williams may exercise each Stock Option until the last date of the respective term of each Stock Option (each, the "Exercise Deadline"). Mr. Williams agrees and understands that by virtue of this provision, the 1994 Incentive Stock Option shall become a Non-Qualified Stock Option. Any vested portion of the Stock Options that are not exercised by Mr. Williams by each respective Exercise Deadline shall be forfeited.

                  (iii) Except as amended herein, each Stock Option shall continue to be governed by (i) the respective written stock option agreement pursuant to which it was granted, as such agreement was executed by Mr. Williams and the Company and as may be amended hereby (collectively, the "Option Agreements"), and (ii) the applicable Company Stock Option Plan(s), as may be amended (collectively, the "Option Plans").

                  (iv) Each of the Option Agreements is hereby amended by this Agreement, in the manner set forth above, to fully accelerate the 2/25/02 Stock Options, and to extend the exercise period of each Stock Option until the last date of the respective term of each Stock Option, and this Agreement shall serve as the amendment to each of the Option Agreements. Mr. Williams acknowledges and agrees that, consistent with the terms of the Option Agreements and the Option Plans, upon exercise of any Stock Option by Mr. Williams, the Company shall have the right to deduct from payments of any kind otherwise due to Mr. Williams, any federal, state or local taxes of any kind required by law to be withheld with respect


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to any shares of Common Stock issuable upon exercise of any Stock Options. The
Company may elect to satisfy such obligation, in whole or in part, by requiring delivery to the Company shares of Common Stock already owned by Mr. Williams to satisfy the obligation (provided they have been held by Mr. Williams for more than six months and are not subject to any repurchase or forfeiture requirements). The shares so delivered or withheld shall have a fair market value sufficient to satisfy such withholding obligation as of the date that the amount of tax to be withheld is determined.

            (d) Truck Lease Payments. The Company agrees that (i) Mr. Williams may continue to use the Company-leased truck that he currently uses (the "Truck"); and (ii) the Company will continue to pay the monthly Truck lease payments on behalf of Williams, in each case for the remainder of the current term of the Truck lease; provided that Mr. Williams assumes responsibility for, and pays for, all costs, fees and/or expenses associated with the Truck (except for the lease and insurance payments) including, but not limited to, those relating to maintenance, repairs, gas, parking, inspection and/or fines that may be imposed in connection with the operation of the Truck. Mr. Williams and the Company agree that any such expense, cost, fee and/or fine not paid by Mr. Williams will be deducted from the Severance Payments. Mr. Williams and the Company further agree that on or before the expiration of the current term of the lease, Mr. Williams shall be entitled to purchase the Truck from the leasing company at the then prevailing fair market value. In the event that Mr. Williams exercises this purchase option, all obligations of the Company under this paragraph shall cease. In the event that Mr. Williams does not exercise this purchase option, Mr. Williams shall be obligated to return the Truck to the Company in substantially the same condition as the condition of the Truck on the Retirement Date.

            (e) Taxes. All payments made or benefits provided pursuant to Sections 1 and 2 of the Agreement will be subject to all applicable federal, state, and local income, withholding, payroll and other taxes.

      3. Company Confidential Information and Property. Mr. Williams agrees that by the Retirement Date, except for any documents he acquired or created, or will acquire or create, in connection with his position as Chairman of the Board or as member of the board of directors of Lasertel (collectively, "Board Materials"), he will return to the Company all confidential and proprietary information and tangible trade secrets, and property and materials of the Company (including its subsidiaries and/or affiliates), including, but not limited to, records, documents or other information, along with all copies thereof, and all electronic information containing any such records, documents or other information, all pagers, cellular telephones, personal computer equipment and software, company credit cards, gas cards, telephone charge cards, building keys and/or passes and any other equipment belonging to the Company. Mr. Williams agrees that in the event he discovers any other Company materials in his possession after the date he executes this Agreement, he will immediately return such materials to the Company. Mr. Williams further agrees that he will return all respective Board Materials to the Company upon each respective date that he no longer serves as Chairman of the Board and a member of the board of directors of Lasertel.


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

      4. Noncompetition. From the Retirement Date until January 8, 2005 (the "Protected Period"), Mr. Williams agrees that he will not, in any jurisdiction around the world in which the Company conducts business, whether alone or as a partner, officer, director, consultant, agent, employee or stockholder of any entity, engage in any business or other commercial activity that is or may be competitive with the products and services being designed, conceived, marketed, distributed or developed by the Company as of the Retirement Date or at any time during the Protected Period.

      5. Nonsolicitation.

            (a) During the Protected Period, Mr. Williams agrees that he will not directly or indirectly either for himself or for any other person or commercial enterprise (1) divert or take away or attempt to divert or take away, any of the Company's customers or business in existence as of the Retirement Date or at any time during the Protected Period, with whom Mr. Williams had contact, for whom Mr. Williams performed services and/or who were made known to Mr. Williams by the Company, in each case, during his employment with the Company; and/or (2) solicit or attempt to solicit, with the purpose or effect of engaging in competition with the Company, any of the Company's customers or business in existence as of the Retirement Date or at any time during the Protected Period, with whom Mr. Williams had contact, for whom Mr. Williams performed services and/or that were made known to Mr. Williams by the Company, in each case, during his employment with the Company.

            (b) During the Protected Period, Mr. Williams agrees that he will not directly or indirectly either for himself or for any other person or commercial enterprise (1) solicit or induce any employee to terminate his or her employment relationship with the Company, and/or (2) recruit, attempt to recruit, hire, or attempt to hire any Company employee other than on behalf of the Company.

      6. Nondisclosure Obligation. Mr. Williams will not at any time, whether during or after the Protected Period, for any reason whatsoever, reveal or disclose to any person or entity (both commercial and non-commercial) any of the trade secrets or confidential business information of the Company (or of any third party who has entrusted such information to the Company) including, but not limited to, its research and development activities; product designs, prototypes and technical specifications; show-how and know-how; marketing plans and strategies; pricing and costing policies; customer and supplier lists and accounts; personnel information; or nonpublic financial information of the Company, so far as they have come or may come to Mr. Williams' knowledge. This restriction shall not apply to: (i) information that is in the public domain through no fault of Mr. Williams; (ii) information received from a third party outside the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed. Mr. Williams shall keep secret all matters of such nature and all trade secrets or confidential business information concerning the Company entrusted to him during his employment with the Company or during his tenure as a director of the Company, its affiliates


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and subsidiaries and shall not rely upon, use or disclose any such information for the benefit of Mr. Williams or any third party in any manner.

      7. Assignment of Inventions.

            (a) Mr. Williams expressly understands and agrees that any and all right or interest he may have obtained or may obtain in any designs, trade secrets, technical specifications and technical data, know-how and show-how, customer and vendor lists, marketing plans, pricing policies, inventions, concepts, ideas, works of authorship, documentation, formulae, data, designs, techniques, discoveries, improvements or intellectual property rights of any kind or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes (including, but not limited to, the Semiconductor Chip Protection Act) or subject to analogous protection) that he, whether alone or jointly with others, authored, conceived, devised, developed, reduced to practice, or otherwise obtained during Mr. Williams' employment with the Company and that (i) relate to or arise out of his employment with the Company; (ii) relate to the Company's then present or planned business or any of the products or services being designed, conceived, developed, marketed, manufactured or distributed by the Company or that may be used in relation therewith; (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company; (iv) result from activities engaged in during Company time; (v) result from any responsibilities assigned or performed in connection with Mr. Williams' employment with the Company; and/or (vi) result from use of confidential or proprietary information or trade secrets of the Company whether such use occurred prior to or during Mr. Williams' employment with the Company (the "Inventions"), are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise.

            (b) Mr. Williams hereby assigns to the Company the sole and exclusive right to such Inventions. Mr. Williams agrees that he will promptly disclose to the Company any and all such Inventions, and that, upon request of the Company, Mr. Williams will execute and deliver any and all documents or instruments and take any other action which the Company shall deem necessary to assign to and vest completely in the Company, to perfect trademark, copyright and patent protection with respect to, or to otherwise protect the Company's trade secrets and proprietary interest in, such Inventions. The Company agrees to pay any and all copyright, trademark and patent fees and expenses or other costs incurred by Mr. Williams for any assistance rendered to the Company pursuant to this Section.

            (c) In the event the Company is unable, after reasonable effort, to secure Mr. Williams' signature on any letters, patent, copyright or other analogous protection relating to an Invention, Mr. Williams hereby irrevocably designates and appoints the Company and any of its officers as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous protection thereon with


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the same legal force and effect as if executed by Mr. Williams. The obligations in this Section shall continue beyond the termination of Mr. Williams' employment.

      8. Reserved.

      9. Remedies Upon Breach. Mr. Williams agrees that the obligations set forth in Sections 4, 5, 6 and 7 of this Agreement are reasonable and necessary for the protection of the Company's business; that any references in such Sections and this Section 9 to the "Company" shall include the Company's affiliates and subsidiaries; and that any breach or threatened breach by Mr. Williams of any such Sections will cause irreparable harm to the Company. The Company shall have, in addition to any and all remedies of law, the right to an injunction or other equitable relief to prevent or cease any violation of Mr. Williams' obligations hereunder. Moreover, in the event of any such breach or violation, the Company shall cease all payments described in Section 2 hereof, and such cessation shall be in addition to, and not in lieu of, any and all other remedies, whether at law or in equity, available to the Company.

      10. Future Conduct.

            (a) Confidentiality. Mr. Williams agrees that he shall not divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussions or negotiations relating to this Agreement to any person or entity other than his attorneys, accountants, financial advisors or members of his immediate family, unless and until such information is made public by the Company. The Company agrees that it shall not divulge or publish, directly or indirectly, any information regarding the substance, terms or existence of this Agreement and/or any discussions or negotiations relating to this Agreement to any person or entity other than (i) its attorneys, accountants, financial advisors and directors; (ii) any employee of the Company or its subsidiaries and/or affiliates who needs to know such information in order to perform his/her job responsibilities; and (iii) as required by federal, state or local law, regulation, guidance or ordinance.

            (b) Nondisparagement. Mr. Williams agrees that he shall not make any disparaging, negative or otherwise detrimental statements to any person (including any employee of the Company or its subsidiaries and/or affiliates) or entity concerning the Company or its subsidiaries and/or affiliates and/or their respective operations, financial condition, directors, officers, shareholders and/or employees. The officers and directors of the Company agree that they shall not make any disparaging, negative or otherwise detrimental statements to anyone concerning Mr. Williams.

            (c) Communications. Nothing in this Agreement shall prohibit or bar the parties from providing truthful testimony in any legal proceeding or in communicating with any governmental agency or representative or from making any truthful disclosure required under law; provided, however, that in providing such testimony or in making such disclosures or communications, the parties will use their best efforts to ensure that this Section is complied with to the maximum extent possible. Moreover, nothing in this Agreement shall prevent Mr. Williams from contacting, seeking assistance from or participating in any proceeding before any


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federal or state administrative agency to the extent permitted by applicable federal, state and/or local law. However, notwithstanding this provision, Mr. Williams will be prohibited to the fullest extent authorized by law from obtaining monetary damages in any agency proceeding in which he does so participate.

      11. General.

            (a) Entire Agreement. The parties agree that no other terms, conditions, representations, agreements, understandings, or promises have been made that are not contained herein, and that this Agreement, including its Exhibit, the Option Agreements and the agreements described in Section 1(e) hereof, represents the full and complete understanding between them. Moreover, this Agreement, including its Exhibit, the Option Agreements and the agreements described in Section 1(e) hereof, sets forth the complete, sole and entire agreement between the parties, and supersedes and cancels any and all prior or contemporaneous agreements, negotiations, discussions, offers, understandings, proposals, or understandings by or between the parties, whether oral or written, express or implied, draft or final including, without limitation, the Prior Employment Agreement, as well as any draft agreements not signed by Mr. Williams and the Company, whether or not such agreements were approved by the Board. The language of all parts of this Agreement shall in all cases be construed as a whole in accordance with its fair meaning and not strictly for or against either party hereto.

            (b) No Modification/Waiver/Assignment. This Agreement may not be changed, amended, modified, superseded or rescinded except upon the express written and signed consent of the President of the Company and Mr. Williams. The failure by a party to exercise any right hereunder shall not operate as a waiver of such party's right to exercise such right or any other right in the future. Mr. Williams may not assign any of his rights or delegate any of his duties under this Agreement, but this Agreement shall be binding upon and inure to the benefit of Mr. Williams' successors, heirs, assigns, administrators, executors and representatives. This Agreement may be assigned to, and shall be binding upon and inure to the benefit of, the successors and assigns of the Company. Each party hereto shall pay his or its own attorney's fees in connection with the drafting and negotiation of this Agreement.

            (c) Severability/Reformation. In the event that any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid, void or voidable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected thereby. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held by a tribunal of competent jurisdiction to be excessively broad or otherwise unenforceable at law, such provision or provisions shall be reformed and construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.


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            (d) Governing Law. This Agreement shall in all respects be interpreted, enforced and governed under and in accordance with the laws of the State of New Hampshire, without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

            (e) Headings/Counterparts. The paragraph headings used in this Agreement are included solely for convenience and shall not affect or be used in connection with the interpretation of this Agreement. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will be deemed one and the same instrument.


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      IN WITNESS WHEREOF, the parties hereby execute this Retirement Agreement as of the day, month and year first written above.


                                    /s/ R.A. Williams
                                    ------------------------------------------
                                    Richard A. Williams


                                    PRESSTEK, INC.

                                    By: /s/ Edward J. Marino
                                        --------------------------------------

                                    Title: President and CEO


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                                    EXHIBIT A

                                          January 7, 2003

Presstek, Inc.
55 Executive Drive
Hudson, NH  03051-4903
Attention:  Chief Executive Officer

Ed:

      Effective January 8, 2003, I hereby resign from my officer position of Chief Scientific Officer and any other officer positions I may hold with Presstek, Inc. or Lasertel, Inc., as well as all duties associated with any such positions.

      Sincerely yours,


      /s/ R.A. Williams

      Richard A. Williams